Exhibit 5.1

June 23, 2021

D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi
Kuştepe Mahallesi Mecidiyeköy Yolu
Cadde no: 12 Kule 2 K2
Şişli 34387 Istanbul, Turkey Ladies and Gentlemen,

We have acted as Turkish counsel to D-MARKET Elektronik Hizmetler ve Ticaret Anonim Şirketi, joint stock company organized under the laws of Turkey (the “Company”), in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”) filed by the Company on June 23, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to:

(a)	the offering by the Company of American Depository Shares (“ADSs”) representing 41,670,000 class B ordinary shares of the Company with a par value of TL 0.20 per share (the “Primary Shares”), and

(b)	the offering by the selling shareholders (as defined in the Registration Statement) of ADSs representing up to 23,581,000 class B ordinary shares of the Company with a par value of TL 0.20 per share (the “Secondary Shares”, together with Primary Securities, the “Securities”).

This opinion letter is delivered to you pursuant to the Company’s request. This legal opinion on certain matters of Turkish law (the “Opinion”) is furnished to you in order for it to be filed as an exhibit to the Registration Statement on Form F-1.

Documents Reviewed

In arriving at the opinion expressed below, we have reviewed the following documents:

1.	A copy of the Certificate of Activity of the Company dated June 22, 2021 issued by the Istanbul Chamber of Commerce.

2.	A copy of the articles of association (esas sözleşme) of the Company, the convenience English translation of which is included as Exhibit 3.1 to the Registration Statement.

3.	A copy of the share ledger (pay defteri) of the Company as at the date June 17, 2021.

4.	The Board of Directors resolution of the Company dated June 21, 2021 and numbered 2021/27 relating to the issuance of Primary Shares.

5.	Certified public accountants report dated March 11, 2021 evidencing the full payment of the shares representing the paid-in capital of the Company as of the date of such report.

The documents mentioned in items (1) to (5) above are referred to as the “Corporate Documents” and individually a “Corporate Document.”

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Assumptions

In rendering the opinion expressed below, we assumed that:

1.	all signatures, stamps and seals on all documents supplied to us as originals or as copies of originals are genuine and that all documents submitted to us are true, authentic and complete;

2.	all documents retrieved by us or supplied to us electronically (whether in portable document format (PDF) or as scanned copies), as photocopies, facsimile copies or e-mail conformed copies are in conformity with the originals. that the individuals who executed any of the documents have had the necessary legal capacity at the time of execution;

3.	any meeting of the board of directors or shareholders of the Company have been duly convened and conducted with proper quorum and that the resolutions passed at such meetings have been passed by a sufficient majority or sufficient quorum and that no such resolutions have been revoked or varied and that they remain in full and effect;

4.	all documents, authorizations, powers of attorney and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us; and

5.	there has been no mutual or relevant unilateral mistake of fact and that there exists no fraud or duress.

Opinions

Subject to the qualification and considerations set out below, our opinion on Turkish law is set out below:

1.	The Company is a joint stock company (anonim şirket) registered and validly existing under the laws of Turkey.

2.	The Secondary Shares have been validly issued by the Company and are fully paid and non-assessable.

3.	As per the authority granted under the articles of association, on June 21, 2021, the board of directors of the Company resolved to issue new shares, and each Primary Shares will be authorized, and will, upon subscription and payment of the subscription price to the Company and registration with the Istanbul Trade Registry, be validly issued and fully paid and will be non-assessable.

Qualifications

Our opinions are subject to the following qualifications in addition to any qualifications set forth elsewhere in this opinion letter:

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1.	This opinion is limited to Turkish law in force and as applied by the Turkish courts on the date hereof and we express no opinion with regard to the laws of any other jurisdiction.

2.	Pursuant to the Turkish Commercial Code (6102 sayılı Türk Ticaret Kanunu), a resolution of the board of directors relating to a capital increase (e.g. item 4 under “Documents Reviewed”) may be challenged by the members of the board of directors and the shareholders (at the time of the capital increase) may challenge such board resolution within one month from the official announcement of such resolution at the trade registry gazette (Ticaret Sicili Gazetesi Gazetesi).

3.	The opinions herein are strictly limited to the matters stated herein and are not to be read as extending by implication to any other matters.

4.	The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” and to the discussion of the opinion in the prospectus included in the Registration Statement.

In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours truly,

/s/ GKC Partners

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